EXHIBIT (23)



Deloitte &
 Touche LLP
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              250 East Fifth Street    Telephone: (513) 784-7100
              P.O. Box 5340
              Cincinnati, Ohio 45201-5340









INDEPENDENT AUDITORS' CONSENT

American Premier Underwriters, Inc.:

We consent to the incorporation by reference in Registration Statement No. 33-48700 on Form S-8, Registration Statement
No. 33-34871 on Form S-8, Registration Statement No. 2-81422 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 2-72453 on Form S-8 of our report dated February 15, 1995 (March 23, 1995 with respect to the acquisition of American Financial Corporation as discussed in Note 2 to the financial statements), appearing in this Annual Report on Form 10-K of American Premier Underwriters, Inc. for the year ended December 31, 1994.



Deloitte & Touche LLP

March 28, 1995
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